Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 dated August 23, 2013, and to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-186997, 333-179679, 333-173183, 333-165735, 333-157842, 333-148896, 333-144869, 333-140455, 333-136675, 333-135167, and 333-128645) and Form S-3 (No. 333-170121 and 333-164267) of Ikanos Communications, Inc. of our report dated February 28, 2013, except as it relates to the disclosures under the heading “Liquidity” in Note 1, as to which the date is August 23, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting of Ikanos Communications, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 23, 2013